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                                                                    EXHIBIT 11.1

                           AMERICA SERVICE GROUP INC.

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                QUARTER ENDED
                                                                   MARCH 31,
                                                              -----------------
                                                                2001       2000
                                                              -----------------
Net income                                                    $2,338     $1,695

Preferred stock dividends                                        163        163
                                                              -----------------

Numerator for basic earnings per share - income available
   for common stock holders                                   $2,175     $1,532
                                                              =================
Denominator for basic earnings per share - weighted
   average shares                                              4,887      3,726

Effect of dilutive securities                                  1,026      1,620
                                                              -----------------
Weighted average common shares outstanding - diluted           5,913      5,346
                                                              =================
Basic earnings per share                                      $ 0.44     $ 0.41
                                                              =================
Diluted earnings per share                                    $ 0.40     $ 0.32
                                                              =================